Exhibit 99.4

UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

On October 15, 2013, Advance Auto Parts, Inc., a Delaware corporation (“Advance”), Generator Purchase, Inc., a North Carolina corporation and a wholly-owned subsidiary of Advance (“Merger Sub”), General Parts International, Inc., a North Carolina corporation (“GPII”), and Shareholder Representative Services LLC, a Colorado limited liability company, solely in its capacity as the representative of the GPII shareholders, entered into an Agreement and Plan of Merger (the “Merger Agreement”) pursuant to which, upon the terms and subject to the conditions set forth in the Merger Agreement, Merger Sub will merge with and into GPII and GPII will become a wholly-owned subsidiary of Advance (the “Acquisition”). The total consideration value is approximately $2.1 billion, including the repayment of GPII’s outstanding debt balance of $697 million and payment of approximately $99 million of make-whole fees and transaction related expenses. These amounts included in the pro forma financial statements are reflective of the Acquisition closing on October 5, 2013. The final Acquisition purchase price ultimately will be determined based on GPII’s actual debt levels as of the closing date, which we estimate to not differ materially from October 5, 2013. The consummation of the Acquisition is subject to closing conditions, including the expiration or termination of the waiting period under the Hart-Scott-Rodino Antitrust Improvements Act, the absence of a “material adverse effect” with respect to GPII and other conditions set forth in the Merger Agreement. The Merger Agreement also provides for certain termination rights for both Advance and GPII.

The following unaudited pro forma condensed consolidated financial information is based on the historical consolidated financial information of Advance and GPII and has been prepared to reflect the proposed Acquisition and related financing transactions. We intend to finance the Acquisition, including the payment of related fees and expenses, with cash on hand, proceeds from one or more senior unsecured notes offerings and new other long-term debt. We have entered into a new $1.05 billion senior unsecured bridge loan facility (“Bridge Facility”) and plan to enter into a new $1 billion five-year revolving credit facility and a $600 million term loan facility (collectively the “New Credit Facilities”), in each case with JPMorgan Chase Bank, N.A as administrative agent and J.P. Morgan Securities LLC as lead arranger and bookrunner (collectively, “JPM”). We anticipate that proceeds from the notes offering, together with borrowings under the New Credit Facilities and cash on hand, will be sufficient to fund the Acquisition, in which case we would not expect to borrow under the Bridge Facility. We intend to pay off all of GPII’s existing debt as part of the Acquisition.

The unaudited pro forma condensed consolidated financial information is provided for informational purposes only. The unaudited pro forma condensed consolidated financial information is not necessarily indicative of operating results that would have been achieved had the Acquisition been completed as of January 1, 2012 and does not intend to project the future financial results of Advance after the Acquisition. The unaudited pro forma condensed consolidated balance sheet does not purport to reflect what our financial condition would have been had the transaction closed on October 5, 2013 or for any future or historical period. The unaudited pro forma condensed consolidated statements of operations and balance sheet do not reflect the transaction costs of the Acquisition, the costs of any integration activities or benefits from the Acquisition and synergies that may be derived.

The unaudited pro forma condensed consolidated balance sheet combines the interim unaudited consolidated balance sheet of Advance as of October 5, 2013 and the unaudited consolidated balance sheet of GPII as of September 30, 2013. The interim unaudited pro forma condensed consolidated statement of operations for the forty weeks ended October 5, 2013 combines the unaudited statement of operations of Advance for the forty weeks ended October 5, 2013 and the unaudited statement of operations of GPII for the nine months ended September 30, 2013. The unaudited pro forma condensed consolidated statement of operations for the year ended December 29, 2012 combines the audited statement of operations of Advance for the year ended December 29, 2012 and the audited statement of operations of GPII for the year ended December 31, 2012.

The unaudited pro forma condensed consolidated financial information should be read in conjunction with the following information:

•	Notes to the unaudited pro forma condensed consolidated financial information.

•	Advance Auto Parts, Inc.’s Current Report on Form 8-K filed October 16, 2013, including the exhibits thereto.

•	Unaudited interim financial statements of Advance as of and for the forty weeks ended October 5, 2013, which are included in Advance’s Quarterly Report on Form 10-Q for the forty weeks ended October 5, 2013.

•	Audited financial statements of Advance as of and for the year ended December 29, 2012, which are included in Advance’s Annual Report on Form 10-K for the year ended December 29, 2012.

•	Unaudited interim financial statements of GPII as of and for the nine months ended September 30, 2013 which are included in Exhibit 99.2 of this Current Report on Form 8-K.

•	Audited financial statements of GPII as of December 31, 2012 and for the years ended December 31, 2012 and 2011 which are included in Exhibit 99.3 of this Current Report on Form 8-K.

Unaudited Pro Forma Condensed Consolidated Balance Sheet

As of October 5, 2013

(in thousands)

	AAP	GPII	Pro Forma
	Historical	Historical	Adjustments	Notes	Pro Forma
Assets
Current assets:
Cash and cash equivalents	$567,301	$16,578	$(521,773)	2	$62,106
Receivables, net	278,977	261,899	—		540,876
Inventories, net	2,463,978	1,329,800	—	2,3(c)	3,793,778
Other current assets	68,435	16,803	—		85,238

Total current assets	3,378,691	1,625,080	(521,773)		4,481,998
Property and equipment, net	1,278,655	211,268	—	2,3(l)	1,489,923
Assets held for sale	2,064	—	—		2,064
Goodwill	199,835	151,154	468,096	2,3(d)	819,085
Intangible assets, net	53,963	74,549	635,451	2,3(e)	763,963
Other assets, net	31,491	12,895	(5,368)	2,3(g)	39,018

Total assets	$4,944,699	$2,074,946	$576,406		$7,596,051

Liabilities and Stockholders’ Equity
Current liabilities:
Current portion of long-term debt	$1,030	$99,262	$(54,262)	2,3(a)	$46,030
Accounts payable	2,057,615	660,547	(2,250)	3(k)	2,715,912
Accrued expenses	429,171	123,466	—		552,637
Other current liabilities	148,528	44,111	(48,302)	2,3(h,i,n)	144,337

Total current liabilities	2,636,344	927,386	(104,814)		3,458,916

Long-term debt	604,027	597,429	957,571	2,3(a)	2,159,027

Other long-term liabilities	236,480	176,430	109,672	2,3(f,n)	522,582

Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	5,257	(5,257)	3(j)	—
Common stock	7	42,881	(42,881)	3(j)	7
Additional paid-in capital	524,741	204,285	(204,285)	3(j)	524,741
Treasury stock, at cost	(105,732)	—	—		(105,732)
Accumulated other comprehensive income	4,608	(9,786)	9,786	3(j)	4,608
Retained earnings	1,044,224	131,064	(143,386)	3(j,h,i)	1,031,902

Total stockholders’ equity	1,467,848	373,701	(386,023)		1,455,526

Total liabilities and stockholders’ equity	$4,944,699	$2,074,946	$576,406		$7,596,051

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Forty Week Period Ended

October 5, 2013

(in thousands, except per share data)

	AAP	GPII	Pro Forma
	Historical	Historical	Adjustments	Notes	Pro Forma

Net sales	$5,085,001	$2,247,863	$—		$7,332,864
Cost of sales	2,534,632	1,421,069	—		3,955,701

Gross profit	2,550,369	826,794	—		3,377,163
Selling, general and administrative expenses	1,980,895	681,262	27,700	3(e,k,l,m)	2,689,857

Operating income	569,474	145,532	(27,700)		687,306
Other, net:
Interest expense	(26,632)	(50,219)	18,120	3(a,g)	(58,731)
Other income (expense), net	1,689	—	—		1,689

Total other, net	(24,943)	(50,219)	18,120		(57,042)

Income before provision for income taxes	544,531	95,313	(9,580)		630,264
Provision for income taxes	202,040	38,125	(3,736)	3(b)	236,429

Net income	$342,491	$57,188	$(5,844)		$393,835

Basic earnings per share	$4.68				$5.40

Diluted earnings per share	$4.65				$5.36

Average common shares outstanding—basic	72,981				72,981

Average common shares outstanding—diluted	73,463				73,463

Unaudited Pro Forma Condensed Consolidated Statement of Operations

For the Year Ended

December 29, 2012

(in thousands, except per share data)

	AAP Historical	GPII Historical	Pro Forma Adjustments	Notes	Pro Forma
Net sales	$6,205,003	$2,891,867	$—		$9,096,870
Cost of sales	3,106,967	1,815,550	—		4,922,517

Gross profit	3,098,036	1,076,317	—		4,174,353
Selling, general and administrative expenses	2,440,721	914,903	36,550	3(e,l)	3,392,174

Operating income	657,315	161,414	(36,550)		782,179
Other, net:
Interest expense	(33,841)	(95,983)	52,013	3(a,g)	(77,811)
Other income (expense), net	600	—	—		600

Total other, net	(33,241)	(95,983)	52,013		(77,211)

Income before provision for income taxes	624,074	65,431	15,463		704,968
Provision for income taxes	236,404	25,793	6,031	3(b)	268,228

Net income	$387,670	$39,638	$9,432		$436,740

Basic earnings per share	$5.29				$5.98

Diluted earnings per share	$5.22				$5.90

Average common shares outstanding—basic	73,091				73,091

Average common shares outstanding—diluted	74,062				74,062

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

1. Basis of Presentation

The unaudited pro forma condensed combined consolidated financial information presented here is based on the historical consolidated financial information of Advance Auto Parts, Inc. and General Parts International, Inc. The unaudited pro forma condensed operations for the forty weeks ended October 5, 2013 and year ended December 29, 2012 assume the Acquisition occurred January 1, 2012. The unaudited pro forma condensed consolidated balance sheet as of October 5, 2013 assumes the proposed Acquisition and related financings were completed on that date.

Pro forma adjustments reflected in the unaudited pro forma condensed consolidated balance sheet are based on items that are directly attributable to the proposed Acquisition and related financings and that are factually supportable. Pro forma adjustments reflected in the unaudited pro forma condensed consolidated statements of operations are based on items directly attributable to the proposed Acquisition and related financings and are factually supportable and expected to have a continuing impact on Advance.

At this time, Advance has not completed detailed valuation analyses to determine the fair values of GPII’s assets and liabilities. Accordingly, the unaudited pro forma condensed consolidated financial information includes a preliminary allocation of the purchase price based on assumptions and estimates that, while considered reasonable under the circumstances, are subject to changes, which may be material. Additionally, Advance has not yet completed its due diligence necessary to identify all of the adjustments required to conform GPII’s accounting policies to Advance’s or to identify other items that could significantly impact the purchase price allocation or the assumptions and adjustments made in preparation of this unaudited pro forma condensed consolidated financial information. Upon completion of detailed valuation analyses, there may be additional increases or decreases to the recorded book values of GPII’s assets and liabilities, including, but not limited to, customer relationships, trademarks and other intangible assets that will give rise to future amounts of depreciation and amortization expense that are not reflected in the information contained in this unaudited pro forma condensed consolidated financial information. Accordingly, once the necessary due diligence has been completed and the purchase price allocation has been completed, actual results may differ materially from the information presented in this unaudited pro forma condensed consolidated financial information. Additionally, the unaudited pro forma condensed consolidated statements of operations do not reflect the cost of any integration activities or benefits from the Acquisition and synergies that may be derived from any integration activities, both of which may have a material effect on the consolidated results of operations in periods following the completion of the Acquisition.

Certain financial information of GPII as presented in its combined financial statements has been condensed to conform to the historical presentation in Advance’s consolidated financial statements for purposes of preparation of the unaudited pro forma condensed combined financial information.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

2. Transaction Summary

The estimated purchase consideration and preliminary estimate of related excess purchase consideration over book value of net assets acquired are as follows:

Amount
Calculation of consideration:
Cash consideration	$1,309,000
Recognized amounts of identifiable assets acquired and liabilities assumed:
Book value of GPII’s net assets	$373,701
Adjustments to recognize assets and liabilities at Acquisition date fair value:
Intangible assets	635,451
Deferred gain	106,366
Make-whole fees and transaction related expenses	(99,000)
Interest rate swap	6,471
Deferred tax liabilities	(182,085)

Excess of consideration transferred over net amount of assets and liabilities recognized (goodwill)	$468,096

Advance has agreed to acquire GPII for a total consideration value of approximately $2.1 billion, including the repayment of approximately $697 million of GPII debt, through the purchase of all of the outstanding shares of GPII stock.

For purposes of preparing this unaudited pro forma condensed consolidated financial information, Advance has assumed that funding for the Acquisition comes from a combination of the existing available domestic cash of Advance as of the closing of the Acquisition, the net proceeds of the notes offering and borrowings under our New Credit Facilities in lieu of borrowings under the bridge facility. The following table is an estimate of the total sources and uses of cash as a result of the Acquisition and related financing transactions:

Revolver	$550,000
New term loan	600,000
New senior notes	450,000
Cash and cash equivalents	535,691

Total sources of cash	$2,135,691

Purchase of GPII equity	1,309,000
Retirement of GPII debt	696,691
Make-whole fees	99,000
Advance transaction expenses	31,000

Total uses of cash	$2,135,691

A summary of how the sources and uses of cash affect the pro forma cash balance is as follows:

	Amount
Cash provided by the New Credit Facilities and notes	$1,600,000	2,3(a)
Cash consideration to purchase GPII equity	(1,309,000)	2
Repayment of GPII debt	(696,691)	2
Payment of make-whole fees and transaction related expenses	(99,000)	2,3(n)
Payment of AAP transaction expenses not already paid	(28,650)	3(g,h,i,k)
Reversal of historical GPII deferred financing costs	11,568	3(g)

Net use of cash as of October 5, 2013	$(521,773)

See Note 3 for a detailed discussion of the Acquisition adjustments.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

3. Pro Forma Adjustments

The unaudited pro forma condensed consolidated balance sheet includes adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as of October 5, 2013. We have based the unaudited pro forma adjustments upon available information and certain assumptions that we believe are reasonable under the circumstances. The adjustments reflect our preliminary estimates of the purchase price allocation, which may change upon finalization of appraisals and other valuation studies that are in process.

The unaudited pro forma condensed consolidated statements of operations include adjustments made to historical financial information that were calculated assuming the Acquisition had been completed as January 1, 2012. The unaudited pro forma condensed consolidated financial information does not include the impact of potential cost savings or other operating efficiencies that could result from the Acquisition.

The following items resulted in adjustments reflected in the unaudited pro forma condensed consolidated financial information:

a.	Advance is issuing long-term debt to fund a portion of the Acquisition, which includes the repayment of GPII’s outstanding debt balance of approximately $697 million. Debt issued to fund the Acquisition and the calculation of pro forma interest expense for the periods presented is as follows:

			Interest Expense	Interest Expense
	Assumed Interest Rate	Balance Outstanding	Forty weeks ended October 5, 2013	Year ended December 29, 2012
Revolver	1.55%	$550,000	$6,558	$8,525
New term loan	1.75%	600,000	7,264	11,616
New senior notes	5.0%	450,000	17,308	22,500

		$1,600,000	$31,129	$42,641

Less historical interest expense on GPII debt to be repaid			$48,360	$92,218

			$(17,231)	$(49,577)

Historical interest expense of GPII for the nine months ended September 30, 2013 and year ended December 31, 2012 has been eliminated as part of this pro forma adjustment. The assumed interest rates above include the estimated impact of premiums, discounts, and fees, where applicable. The assumed interest rates for new borrowings in the table above reflect management’s current estimates of the interest rates that will be applicable to such borrowings, which are subject to change. The pro forma interest expense calculation assumes a 2.5% quarterly principal payment for the New Term Loan beginning June 30, 2012. A 0.125% increase or decrease in the interest rates on the floating rate revolving credit facility, the term loan, and the new senior notes would increase (decrease) interest expense on a pro forma basis by $1,500 and $2,000 for the forty weeks ended October 5, 2013 and year ended December 29, 2012, respectively. Included in our pro forma adjustment to interest expense is the elimination of historical amortization of deferred financing costs of GPII and the establishment of new amortization of deferred loan costs related to the pro forma debt above. These adjustments are discussed in more detail in footnote (g) below.

b.	Income tax impacts resulting from pro forma adjustments were calculated utilizing the statutory income tax rate of 39% for the forty weeks ended October 5, 2013 and year ended December 29, 2012.

c.	At this time, Advance’s preliminary review of the nature, condition and age of GPII’s inventory indicates the assets’ fair value equals their book value. This estimate is preliminary and is subject to change based upon management’s final determination of the fair values of inventories.

d.	Goodwill is calculated as the difference between the fair value of the consideration expected to be transferred and the values assigned to the identifiable tangible and intangible assets acquired and liabilities assumed. The amount of goodwill presented in the unaudited pro forma condensed consolidated balance sheet reflects the estimated goodwill as a result of the Acquisition, which is $619,250. Subtracted from this gross goodwill amount is GPII’s historical goodwill balance of $151,154 to calculate the amount of the pro forma adjustment required, as shown also in the table in footnote 2 above.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

e.	Represents increased amortization on a straight-line basis for the fair value of identified intangible assets with definite lives. The useful lives for each respective intangible asset are commensurate with the time period of the estimated benefit. The increase in amortization expense for GPII intangible assets is based on weighted average useful lives as follows:

	Useful Lives	Fair Value	Forty Weeks Ended October 5, 2013	Year Ended December 29, 2012
Trademarks and tradenames	Indefinite	$320,000	—	—
Customer relationships	12	315,000	$20,192	$26,250
Covenant not-to-compete	5	30,000	4,615	6,000
Above market leases	4.5	45,000	7,692	10,000

		$710,000	$32,500	$42,250

Less historical amortization			$4,469	$5,700

			$28,031	$36,550

The total amount of intangible assets replaces GPII’s historical balance of $74,549. A $10,000 increase or decrease in value allocated to identified intangible assets with definite lives using a weighted average useful lives of ten years would increase or decrease annual amortization by approximately $1,000. Also, the above amounts eliminate GPII’s historical amortization expense.

The fair value estimate for identifiable intangible assets is preliminary and is determined based on the assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). This preliminary fair value estimate could include assets that are not intended to be used, may be sold or are intended to be used in a manner other than their best use. For purposes of the accompanying unaudited pro forma condensed combined financial information, it is assumed that all assets will be used in a manner that represents their highest and best use. The final fair value determination for identified intangibles may differ from this preliminary determination.

f.	Reflects a deferred income tax liability resulting mainly from fair value adjustments for identifiable intangible assets acquired of $247,826. This estimate of deferred tax liabilities was determined based on the excess book basis over the tax basis of the identifiable intangible assets acquired at an estimated effective tax rate of approximately 39.0%. This estimate is preliminary and is subject to change based upon management’s final determination of the fair values of tangible and identifiable intangible assets acquired and liabilities assumed. The adjustment is net of the reduction of deferred income taxes from eliminating the historical balances of GPII’s intangible assets.

g.	Estimated underwriting and professional fees to be incurred in conjunction with the debt issuances discussed in footnote 3(a), totaling approximately $6,200, were capitalized in other assets and shown as a reduction to cash and cash equivalents. Amortization expense of $969 and $1,329 has been reflected in the pro forma statements of operations for the forty weeks ended October 5, 2013 and year ended December 29, 2012, respectively. This amortization has been calculated under the effective interest method. Historical deferred financing costs of GPI of $11,568 have been eliminated from the pro forma balance sheet as of September 30, 2013. The associated amortization expense of $1,859 and $3,765 for the nine months ended September 30, 2013 and year ended December 31, 2012 have also been eliminated from the pro forma statements of operations.

h.	Cash and cash equivalents were adjusted for estimated Acquisition costs totaling $16,000 and equity was reduced by the net of tax amount of such costs ($9,760). Acquisition costs include legal, consulting, regulatory, filing and other fees directly related to the Acquisition. Tax effect results in adjustment to other assets. These costs are non-recurring and directly related to the transaction and are therefore reflected in pro forma equity.

i.	Reflects fees paid totaling $4,200 ($2,562, net of tax) related to a bridge facility to provide a potential source of funding for the Acquisition and related costs. We anticipate that net proceeds from the notes offering, together with borrowings under the New Credit Facilities and cash on hand, will be sufficient to fund the Acquisition, in which case we would not expect to borrow under the Bridge Facility. Therefore, these costs are non-recurring expenses for purposes of the pro forma equity.

j.	Historical equity accounts of GPII were eliminated as a result of the Acquisition. In addition to the elimination of GPII equity, retained earnings were decreased on a pro forma basis by $12,232 which represents the pro forma adjustments for non-recurring expenses discussed in footnotes (h) and (i).

Notes to Unaudited Pro Forma Condensed Consolidated Financial Information

(in thousands, except per share data)

k.	Advance incurred transaction costs of approximately $5,114 during the forty weeks ended October 5, 2013, in connection with the Acquisition. These costs of $3,120, net of tax, have been eliminated from the pro forma results of operations as they do not represent ongoing cost of the combined business. $2,250 of these transaction costs were accrued, but not paid, as of October 5, 2013. These costs have been shown as paid in the pro forma balance sheet as a reduction to cash and accounts payable.

l.	Following the Acquisition, property, plant and equipment is measured at fair value, unless those assets are classified as held-for-sale at the time of the Acquisition. At this time, Advance’s preliminary review of the nature, condition and age of GPII’s property, plant and equipment indicates the assets’ fair value equals their book value. Accordingly, for the purposes of preparing these unaudited pro forma condensed combined financial statements, property, plant and equipment have not been adjusted. The final fair value determination of property, plant and equipment may differ from this preliminary determination. For each $1,000 fair value adjustment to property, plant and equipment, assuming a weighted average useful life of 10 years, annual depreciation expense would change by approximately $100.

m.	GPII recorded amortization of a deferred gain on the sale of fixed assets of approximately $4,783 during the nine months ended September 30, 2013. This income has been eliminated from the pro forma results of operations, net of tax, as a result of adjusting the leases to fair value. The historical deferred gain liability of $106,366 ($6,417 and $99,949 classified as current and long-term other liabilities, respectively) has been eliminated from the pro forma balance sheet.

n.	Advance has assumed the liability and will pay off an estimated $99,000 of make-whole fees in connection with the repayment of GPII debt and transaction related expenses in connection with the Acquisition. These costs have been shown as a reduction of cash and current liabilities subsequent to Advance assuming the liabilities in the purchase accounting.